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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                     Enesco Group Inc. (formerly Stanhome)
                     -------------------------------------
                                (Name of Issuer)

                                 Common Stock
                      ------------------------------------
                         (Title of Class of Securities)

                                   292973104
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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-----------------------                                  ---------------------
  CUSIP NO.  292973104              13G                    PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         First Chicago NBD Corporation 38-1984850*

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Delaware

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                          SOLE VOTING POWER
                     5
     NUMBER OF                883,145

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 887,240

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              175

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         887,765

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         5.5

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      TYPE OF REPORTING PERSON*
12
         *Unless otherwise disclosed herein, all holdings of the Reporting Person are indirect through one or more subsidiaries.
         HC CO

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                     Date:   September 14, 1998
                                                           ---------------------
                                                                Page 3 of 4


Item 1(a)      Name of Issuer:

                   Enesco Group Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

                   333 Western Ave.
                   Westfield, MA 01085

Item 2(a)      Name of Person Filing:

                   First Chicago NBD Corporation ("FCN")

Item 2(b)      Address of Principal Business Office:

                   One First National Plaza
                   Chicago, Illinois 60670

Item 2(c)      Citizenship:

                   Delaware

Item 2(d)      Title of Class of Securities:

                   Common Stock

Item 2(e)      CUSIP Number:

                   292973104

Item 3.        Type of Person Filing:

               (g) FCN is a Parent Holding Company in accordance with
                   240.13d-1(b)(ii)(g)

Item 4.        Ownership:

               The shares listed below were held in a fiduciary capacity by one or more subsidiaries of First Chicago NBD Corporation as of August 31, 1998
               (a) Amount Beneficially Owned:  887,765
               (b) Percent of Class: 5.5
               (c) Number of shares to which the subject Holding Company has directly or through its subsidiaries:
                   (1) Sole power to vote or direct the vote:  883,145
                   (2) Shared power to vote or to direct the vote:  -0-
                   (3) Sole power to dispose or to direct the
                       disposition of:  887,240
                   (4) Share power to dispose or to direct the
                       disposition of:  175


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                                                     Date:  September 14, 1998
                                                           ---------------------
                                                             Page 4 of 4 pages



Item 5.        Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                   Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                   See Item 3

Item 8.        Identification and Classification of Members of the Group.

                   Not Applicable


Item 9.        Notice of Dissolution of Group:

                   Not Applicable

Item 10. Certification: By signing below I certify that to the best of my knowledge and belief, the securities referred above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

               Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:          September 14, 1998



                                           /s/ Daniel T. Lis
                                           Daniel T. Lis
                                           Assistant Secretary
                                           First Chicago NBD Corporation
                                           (313) 225-3154